Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO International Announces Stock Repurchase Program

Dallas, Texas, March 16, 2006 ... ENSCO International Incorporated (NYSE: ESV) announced that its Board of Directors has authorized the repurchase of up to $500 million of ENSCO common stock. Repurchases will generally be made in the open market or in privately negotiated transactions, subject to regulatory considerations and market conditions, and will be funded from ENSCO's available cash.

Carl F. Thorne, ENSCO's Chairman and Chief Executive Officer, commented: "Given our record financial results in 2005 and favorable prospects for 2006, we believe a meaningful stock repurchase program is timely and in keeping with our long-stated commitment to build value for our stockholders. Reinvestment in our core offshore drilling business remains a top priority and we will continue to pursue opportunistic fleet expansion with emphasis on our 8500 SeriesTM ultra-deepwater semisubmersible fleet. We expect that our cash generation capability will be more than sufficient to fund a disciplined fleet expansion program and the announced stock repurchase program."

Statements contained in this news release that state Company or management intentions, hopes, beliefs, anticipations, expectations or predictions of future events are forward-looking statements. Such forward-looking statements include references to the amount and execution of the stock repurchase program and the Company's cash generation expectations. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) changes in the price of ENSCO common stock, (ii) the amount of cash available for stock repurchases, (iii) changes in the Company's profitability and cash generation, (iv) changes in demand or prices for oil and natural gas, and (v) the risks described in the Company's SEC Form 10-K for fiscal year 2005 and otherwise from time to time in the Company's SEC filings. Copies of such filings may be obtained by contacting the Company or the SEC.

The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in Company or management expectations or any change in events, conditions or circumstances on which any such statements are based.

ENSCO, headquartered in Dallas, Texas, owns and operates a modern fleet of offshore drilling rigs servicing the petroleum industry on a global basis.

Contact: Richard LeBlanc 214-397-3011